Exhibit 99.1

August 16, 2011

Re: Status of Cole Credit Property Trust III Offering

Dear Financial Advisor,

Cole Real Estate Investments is committed to building a comprehensive portfolio of investment programs designed to bring institutional-quality commercial real estate to individual investors.  Our strategy of focusing on acquiring single-tenant properties net leased to brand name, industry-leading tenants on a long-term basis has stood the test of the recent financial crisis.  Cole Credit Property Trust III, Inc. (CCPT III) has provided investors with a strong income stream over the life of the offering and currently maintains an occupancy rate of 99%, an average remaining lease term of nearly 15 years, and a weighted average credit rating of A-.1  The portfolio is also diversified across 539 properties in 42 states.

Last week, the Board of Directors of CCPT III determined that by early 2012, CCPT III should have raised sufficient capital to allow it to achieve its investment objectives.  Accordingly, the Board approved closing CCPT III’s current public offering within approximately six months.  We expect that the closing will occur on or around February 29, 2012.  As of its latest quarterly filing, CCPT III holds assets with an acquisition value of approximately $3.8 billion.

In conjunction with the closing of the current offering in CCPT III, we are looking ahead to the next generation of the Cole investment programs.  As previously announced, we have already filed for registration of our newest retail-focused offering, CCPT IV, which we plan to launch in early 2012.

One of our principal goals is to provide both you and your clients with the highest level of transparency.  With that in mind, and to demonstrate our confidence in the high-quality nature of the CCPT III portfolio, following the closing of the current CCPT III offering, we intend to conduct an estimated valuation of CCPT III’s shares in a significantly shorter time period than the 18 months allowed for under applicable regulation.

We believe the real estate markets are showing signs of recovery and are favoring the type of high-quality portfolios which are the hallmark of Cole’s investment strategy.  CCPT III acquired many of its properties at significantly reduced prices during the deepest period of the recession, and with a recovery now underway in the U.S. commercial real estate markets, this timing bodes well for the long-term health and appreciation potential of the CCPT III portfolio.

In summary, we are very pleased with the overall performance of CCPT III and where it is positioned in today’s market cycle.  Our conservative investment strategy of focusing on institutional-quality commercial real estate leased to a diversified group of high credit quality tenants should help us avoid many of the challenges experienced by other investment programs and real estate investing strategies over the past few years.

Cole Real Estate Investments  •  2575 East Camelback Road, Suite 500  •  Phoenix, Arizona 85016

P: 602.778.8700  •  F: 602.778.8780  •  www.ColeCapital.com

If you have any questions regarding this letter or your clients’ investment in CCPT III, please contact your Cole representative at 866-341-2653.  Thank you for your clients’ investments in our program, and for your continued partnership with Cole.

Sincerely,

Marc Nemer
Chief Executive Officer
Cole Real Estate Investments

1Based on the weighted average S&P credit rating of the rated tenants in CCPT III’s portfolio as of June 30, 2011.

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s management with respect to future events.  Forward-looking statements about Cole’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated.  Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods.  Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments  •  2575 East Camelback Road, Suite 500  •  Phoenix, Arizona 85016

P: 602.778.8700  •  F: 602.778.8780  •  www.ColeCapital.com